Exhibit 99.1
4650 SW Macadam Avenue, Suite 400 • Portland, OR 97239 • Telephone (503) 946-4800
CONTACT: Dwight Weber, Director of Communications (503) 946-4855
Website: http://www.precast.com

PRECISION CASTPARTS CORP. REPORTS
FISCAL 2013, FIRST QUARTER RESULTS

First Quarter Highlights (from Continuing Operations)

• Record EPS from continuing operations of $2.35 (diluted)
• Consolidated segment operating income margin of 26.2%
• Cash generation of approximately $375 million before acquisitions and voluntary pension contributions

PORTLAND, Oregon - July 26, 2012 - Precision Castparts Corp. (NYSE:PCP) continued to deliver solid sales and earnings performance, tempered by the effect of an outage of the 29,000-ton forging press in Houston, Texas, toward the end of the first quarter.

First Quarter Fiscal 2013 Financial Highlights

Precision Castparts Corp. (PCC) improved year-over-year sales by 17.6 percent in the first quarter of fiscal 2013, with sales of $1.97 billion compared to $1.68 billion last year. Consolidated segment operating income in the first quarter increased by 22.9 percent year over year, growing to $515.5 million, or 26.2 percent of sales, versus $419.5 million, or 25.0 percent of sales in the same period a year ago. Net income from continuing operations (attributable to PCC) totaled $344.0 million in the first quarter, compared to $285.6 million in the first quarter of fiscal 2012. Earnings per share from continuing operations (attributable to PCC) in the quarter were $2.35 (diluted, based on 146.4 million shares outstanding), versus earnings per share from continuing operations (attributable to PCC) of $1.97 (diluted, based on 145.1 million shares outstanding) last year.

Including discontinued operations, Precision Castparts' net income (attributable to PCC) for the first quarter of fiscal 2013 totaled $341.7 million, or $2.33 per share (diluted).

Business Highlights

Investment Cast Products: The Investment Cast Products segment, which provides the clearest line of sight into trends in aerospace and industrial gas turbine end markets, improved year-over-year sales by 9 percent in the first quarter of fiscal 2013, with $619.7 million in the quarter, compared to $568.8 million a year ago. Segment operating income totaled $206.1 million, or 33.3 percent of sales, versus last year's segment operating income of $187.1 million, or 32.9 percent of sales. In the first quarter, contractual material pass-through pricing was approximately $19.2 million, compared to $18.3 million a year ago. Increased base production rates at the OEMs, further ramps in the 787 program, and solid aftermarket demand propelled aerospace sales, which were 11 percent higher year over year and also continued to show moderate sequential improvement. For the segment's industrial gas turbine (IGT) business, spares strength served as the primary driver for sales, with more than 23 percent growth year over year, while OEM backlogs continued to increase as well. Investment Cast Products delivered another quarter of strong performance through its unyielding focus on achieving daily cost reductions in every one of its manufacturing operations.

Forged Products: Sales in the first quarter of fiscal 2013 grew approximately 13 percent, moving to $857.2 million from $758.5 million last year, and the segment improved its operating income to $195.6 million, or 22.8 percent of sales, compared to segment operating income of $156.5 million, or 20.6 percent of sales, a year ago. A full quarter of KLAD, Rollmet, Tru-Form, and RathGibson, as well as a small contribution from Dickson/Aerocraft, were included in the first quarter results. Contractual material pass-through pricing was essentially flat with last year, and the decreasing cost of nickel dropped the selling price of external alloy products from the segment's three primary mills by approximately $10 million year over year. Forged Products aerospace sales increased by approximately 20 percent in the quarter, spurred by OEM build schedules, solid 787 demand, and the benefit of acquisitions. Deliveries of oil and gas market products improved by approximately 35 percent year over year and continue to build through this fiscal year. During the first quarter, an unplanned outage of the 29,000-ton press in Houston impacted both sales and operating income for the last three weeks of production in the quarter, with the repairs expected to extend roughly five weeks into the second quarter. Despite this unanticipated headwind, the segment delivered strong operating performance in the first quarter by effectively leveraging higher volumes across its high fixed-cost base and continually optimizing metal utilization and yields.

Fastener Products: Sales for Fastener Products increased by approximately 42 percent in the first quarter of fiscal 2012, rising to $492.8 million from $348.0 million last year, which included a full quarter of Primus and a partial quarter of sales from Centra. Segment operating income was $146.2 million, or 29.7 percent of sales, compared to segment operating income of $106.8 million, or 30.7 percent of sales, in the same quarter a year ago. Base critical aerospace fastener sales showed more than 15 percent growth year over year due to base aircraft production increases, slowly improving 787 orders, and heightened distribution activity, and the segment's aerostructures businesses, including the newer acquisitions, are seeing steady top-line improvement as well. Operationally, the base aerospace fastener businesses are starting to drop through solid incremental margins as larger volumes are leveraged across much improved cost structures, and the aerostructures operations are performing beyond initial expectations and driving their margins higher.

“Our aerospace and power end markets look very solid right now, and, based on what has been announced by our customers and new opportunities we see over the next few years, our growth will continue upward at a steady pace,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. “On the aerospace front, the main drivers will be increased narrow-body and wide-body aircraft deliveries and higher 787 build rates. All of our segments are now building airframe and engine components relatively in sync with current base production, and Fastener Products orders for the 787 program are gradually aligning with build rates.

“We are well-established in our power end markets as well,” Donegan said. “The high availability and low cost of natural gas, along with hotter weather, continues to spark our IGT aftermarket sales, as utilities and independent power producers place more demand on the installed base. In addition, we are starting to see some increased orders from OEMs, which, while not at the rates of the mid-2000s, is an encouraging sign. Our oil and gas business will steadily build with the delivery of the Saudi Aramco and ADNOC orders through the back half of this fiscal year and into the next, and we have several other significant projects in the pipeline. The interconnect pipe market remains stable, with sales upside in the latter half of the year.

“Our acquisition strategy continued to bear fruit in the first quarter,” Donegan said. “We are focusing very strongly on building out our aerostructures platform by consolidating some very attractive properties in what is a very fragmented market. To that end, we acquired Centra Industries during the quarter and announced the addition of Klune and certain Heroux Devtek assets. All of these businesses extend our reach into the aerostructures market, offering us new capabilities and significant opportunities for synergies across our product portfolio. Wyman-Gordon and SPS Technologies demonstrated our ability to establish a beachhead in an industry and progress aggressively forward, and we are confident that these aerostructures businesses will give us the same traction. In addition, the Heroux-Devtek industrial operations will enable Forged Products to do more of its own machining, a capability that otherwise would have required a sizeable capital investment. In addition, we acquired Dickson Testing and Aerocraft Heat Treating during the quarter. We will integrate these businesses and leverage their capabilities across our operations, as well as continue to grow their presence in the aerospace component market worldwide. Looking forward, we are pursuing additional acquisition candidates to enhance shareholder value over the long haul.

“Along the way, we will face some major headwinds,” Donegan said. “Our 29,000-ton forging press in Houston had an unplanned outage late in the quarter, which will extend about five weeks into the second quarter. These repairs, along with the planned 50,000-ton press rebuild in Grafton, Massachusetts, and the normal scheduled maintenance of the other forged complexes for approximately two weeks, will impact sales, absorption, and incremental expenses during the second quarter. We are dealing with these challenges directly and quickly putting them behind us, with a return to business as usual by the third quarter.

“All of our businesses are well-positioned for the future; the long-range growth prospects for the top- and bottom-line are solid,” Donegan said. “We continue to drive all of our operations to perform better than they did the day before and to deliver the results shareholders expect from

Precision Castparts.”
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Precision Castparts is hosting a conference call to discuss the above financial results today at 7:00 a.m. Pacific Time.

NOTE: The presentation charts are immediately available on the Company's web site:
http://www.precast.com/investors/presentations

Individuals interested in monitoring the webcast should paste the following address into their browser for access to the live conference link:
http://w.on24.com/r.htm?e=401692&s=1&k=A1D7EE5830265900927BD4B3B1DE35E7

This link will provide both audio and video through the Internet connection. You may use the following link to check your computer system's compatibility any time prior to the call: http://webcast.premiereglobal.com/clients/premiere/help/help.html
For Webcast assistance, please dial (888) 569-3848 or (719) 785-6626.

Those interested in asking questions following the earnings presentation must dial in for audio access to: (888) 516-2446, Access Code: 3884666 Dial *0 for technical assistance with dial-in access. In order to assure the conference begins in a timely manner, please dial in 5 to 10 minutes prior to the scheduled start time.

You may also gain access to the webcast through Precision Castparts Corp.'s corporate website: http://www.precast.com/investors/presentations

Following the conference call, you may replay the conference by calling 888-203-1112 or 719-457-0820; the replay pass code is 3884666.
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Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power, and general industrial markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, forged components, and highly engineered, critical fasteners for aerospace applications.

In addition, the Company is the leading producer of airfoil castings for the industrial gas turbine market.  PCC manufactures extruded seamless pipe, fittings, forgings, and clad products for power generation and oil & gas applications; commercial and military airframe aerostructures; and metal alloys and other materials to the casting and forging industries.

Information included within this press release describing the projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, and general industrial cycles; the relative success of our entry into new markets; competitive pricing; the financial viability of our significant customers; the concentration of a substantial portion of our business with a relatively small number of key customers; the impact on the Company of customer or supplier labor disputes; demand, timing and market acceptance of new commercial and military programs, including the Boeing 787; the availability and cost of energy, raw materials, supplies, and insurance; the cost of pension and postretirement medical benefits; equipment failures; product liability claims; relations with our employees; our ability to manage our operating costs and to integrate acquired businesses in an effective manner; misappropriation of our intellectual property rights; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; the impact of adverse weather conditions or natural disasters; the availability and cost of financing; and implementation of new technologies and process improvements. Any forward-looking statements should be considered in light of these factors. We undertake no obligation to update any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

Precision Castparts Corp.'s press releases are available on the Internet at Globe Newswire's website - http://www.globenewswire.com or PCC's home page at http://www.precast.com. If you wish to be removed from this list, please reply to Unsubscribe@precastcorp.com.

PRECISION CASTPARTS CORP.
SUMMARY OF RESULTS
(Unaudited; in millions, except per share data)

	Three Months Ended
	July 1, 2012	July 3, 2011
Net sales	$1,969.7	$1,675.3
Costs and expenses:
Cost of goods sold	1,333.8	1,150.3
Selling and administrative expenses	120.4	105.5
Interest expense	2.8	2.9
Interest income	(1.6)	(1.9)
Total costs and expenses	1,455.4	1,256.8
Income before income tax expense and equity in earnings of unconsolidated affiliates	514.3	418.5
Income tax expense	(171.8)	(135.6)
Equity in earnings of unconsolidated affiliates	1.9	3.2
Net income from continuing operations	344.4	286.1
Net (loss) income from discontinued operations	(2.3)	0.4
Net income	342.1	286.5
Net income attributable to noncontrolling interests	(0.4)	(0.5)
Net income attributable to Precision Castparts Corp. ("PCC")	$341.7	$286.0
Net income per common share attributable to PCC shareholders – basic:
Net income per share from continuing operations	$2.37	$1.99
Net loss per share from discontinued operations	(0.02)	—
Net income per share	$2.35	$1.99
Net income per common share attributable to PCC shareholders – diluted:
Net income per share from continuing operations	$2.35	$1.97
Net loss income per share from discontinued operations	(0.02)	—
Net income per share	$2.33	$1.97
Weighted average common shares outstanding:
Basic	145.3	143.8
Diluted	146.4	145.1
	Three Months Ended
	July 1, 2012	July 3, 2011
Sales by Segment
Investment Cast Products	$619.7	$568.8
Forged Products	857.2	758.5
Fastener Products	492.8	348.0
Total	$1,969.7	$1,675.3
Segment Operating Income (Loss)[1]
Investment Cast Products	$206.1	$187.1
Forged Products	195.6	156.5
Fastener Products	146.2	106.8
Corporate expense	(32.4)	(30.9)
Consolidated segment operating income	515.5	419.5
Interest expense	2.8	2.9
Interest income	(1.6)	(1.9)
Income before income tax expense and equity in earnings of unconsolidated affiliates	$514.3	$418.5

[1] Operating income represents earnings before interest, income tax expense, and equity in earnings of unconsolidated affiliates.

PRECISION CASTPARTS CORP.
SELECTED BALANCE SHEET AND CASH FLOW STATISTICS
(Unaudited; in millions)

	July 1, 2012	April 1, 2012
Cash and Debt Balances
Cash	$193.1	$698.7
Total Debt	$236.1	$208.2
Total Equity	$8,675.8	$8,364.8
Total Debt, as % of Total Capitalization	2.6%	2.4%
Working Capital Items[1]
Receivables, Net	$1,237.2	$1,188.4
Inventories	1,976.2	1,817.6
Accounts Payable	757.4	715.2
Total	$2,456.0	$2,290.8

	Three Months Ended
	July 1, 2012	July 3, 2011
Selected Cash Flow Items[1]
Depreciation and Amortization	$45.6	$41.3
Capital Expenditures	$60.0	$28.9
Acquisitions of Businesses, Net of Cash Acquired	$848.0	$12.4

[1] Reported results exclude discontinued operations.